FOR IMMEDIATE RELEASE	AMDL Contact: Kristine Szarkowitz Director-Investor Relations kszarkowitz@radient-pharma.com (Tel :) 206.310.5323

RADIENT PHARMA ISASUES CORRECTION TO PRESS RELEASE ISSUED
MONDAY, NOVEMBER 30, 2009: RADIENT PHARMA COMPLETES
REGISTERED DIRECT OFFERING FOR APPROXIMATELY $1 MILLION

(TUSTIN, CA) November 30, 2009/PRNewswire – US-based pharmaceutical company Radient Pharmaceuticals Corporation (NYSE - AMEX: RPC - News) announced today the following correction to its press release dated Monday, November 30, 2009 and entitled "Radient Pharma Complete Registered Direct Offering For Approximately $1 Million.”

The press release incorrectly stated the amount of the placement agent fees associated with the stated registered direct offering.  As the exclusive placement agent for the transaction, Jesup & Lamont Securities Corporation will receive a cash fee equal to 6% of the gross proceeds of the offering, a non-accountable expense allowance equal to (a) 2% of the gross proceeds of the offering less (b) the actual amount of accountable expenses paid to or on behalf of Jesup & Lamont on or prior to the closing, and will receive warrants equal to 2% of the shares of common stock purchased by the investors in the offering.

For additional information on Radient Pharmaceuticals, ADI and its portfolio of products visit the Company’s corporate website at www.Radient-Pharma.com. For Investor Relations information contact Kristine Szarkowitz at kszarkowitz@Radient-Pharma.com or 1.206.310.5323.

About Radient Pharmaceuticals:
Headquartered in Tustin, California, Radient Pharmaceuticals Corporation is an integrated pharmaceutical company devoted to the research, development, manufacturing, and marketing of diagnostic, and premium skin care products.

Forward Looking Statements:
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward-looking statements under securities law.  These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company’s operations, markets, services, products, and prices.  With respect to Radient Pharmaceuticals Corporation, except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.
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